UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
November 19, 2009

American Realty Capital Trust, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Maryland
 (State or Other Jurisdiction of Incorporation)

333-145949	71-1036989
(Commission File Number)	(IRS Employer Identification No.)

106 Old York Road Jenkintown, PA	19046
(Address of Principal Executive Offices)	(Zip Code)

(215) 887-2189 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01       Completion of Acquisition of Assets.

CVS Pharmacy, Inc. Store Locations

On November 19, 2009, the Company acquired a portfolio of fifteen newly-constructed retail stores (the “CVS Properties II”) directly from CVS Pharmacy, Inc.  The CVS Properties II contain an aggregate of approximately 199,000 square feet, located in 11 states – Alabama, Arizona, California, Florida, Georgia, Indiana, Maine, Minnesota, Missouri, North Carolina and Nevada.  The aggregate purchase price is approximately $60.0 million, inclusive of all closing costs and fees.  The weighted average primary lease term under this net lease arrangement is approximately 24.7 years, having commenced simultaneous with closing, and provides for two fixed-rent options of five years each, plus eight fair market value options of five years each.  The average annual base rent on a straight-line basis over the initial lease term is approximately $5.4 million.

The purchase price is comprised of a combination of proceeds from the sale of the Company’s common shares and proceeds received from a five-year non-recourse, fixed-rate first mortgage loan totaling approximately $33.1 million.  The fixed interest rate is 6.55% for the term of the loan term.

Address	City	State	Contractual Purchase Price	Compensation to Advisor and Affiliates (1)
5211 Neal Trail Dr.	Walkertown	NC	$3,705,204
612 N. Main St.	Creedmoor	NC	3,380,699
1888 Ogletree Rd.	Auburn	AL	4,224,431
4145 NW 53rd Ave.	Gainesville	FL	5,968,893
50 Duval Station Rd.	Jacksonville	FL	4,429,342
505 County Road 1100 N	Chesterton	IN	5,925,600
601 Howard Simmons Rd.	East Ellijay	GA	3,825,510
300 S. Commercial	Harrisonville	MO	3,757,909
151 Village Walk Dr.	Holly Springs	NC	3,806,651
384 Elm St.	Biddeford	ME	3,615,565
7996 Brooklyn Blvd.	Brooklyn Park	MN	2,706,251
1905 Marth Berry Blvd.	Rome	GA	3,033,849
1081 Steamboat Pkwy.	Reno	NV	3,036,074
180 N Dobson Rd.	Chandler	AZ	3,883,302
9256 E. Slauson Ave.	Pico Rivera	CA	4,488,682

Total			$59,787,962	$ 910,823

(1) Compensation to advisor and affiliate includes acquisition fees and financing coordination fees.

The CVS Properties II are net leased to CVS Pharmacy, Inc., pursuant to which CVS Pharmacy, Inc. will be required to pay all operating expenses and capital expenditures in addition to base rent, simultaneously with the acquisition of the properties. Annual rent is approximately $4,984,000 for the first year of the initial lease term, which increases 5% every five years.

Address	City	State	Total Square Feet Leased	Rent Per Square Foot	Year 1 Rent	Initial Lease Term (Years)
5211 Neal Trail Dr.	Walkertown	NC	12,900	$37.72	$486,621	25
612 N. Main St.	Creedmoor	NC	12,900	27.91	360,000	25
1888 Ogletree Rd.	Auburn	AL	11,945	23.10	275,894	25
4145 NW 53rd Ave.	Gainesville	FL	13,225	36.78	486,371	25
50 Duval Station Rd.	Jacksonville	FL	13,225	23.19	306,725	25
505 County Road 1100 N	Chesterton	IN	13,225	23.53	311,160	25
601 Howard Simmons Rd.	East Ellijay	GA	13,225	22.89	302,760	25
300 S. Commercial	Harrisonville	MO	13,225	23.60	312,086	25
151 Village Walk Dr.	Holly Springs	NC	12,900	26.70	344,457	25
384 Elm St.	Biddeford	ME	13,013	17.93	233,306	25
7996 Brooklyn Blvd.	Brooklyn Park	MN	13,625	19.25	262,300	25
1905 Marth Berry Blvd.	Rome	GA	13,225	23.70	313,494	20
1081 Steamboat Pkwy.	Reno	NV	15,887	24.55	389,979	24
180 N Dobson Rd.	Chandler	AZ	13,013	25.87	336,617	24
9256 E. Slauson Ave.	Pico Rivera	CA	13,013	20.13	261,900	25

Total			198,546	$25.10	$4,983,670	24.7

The Company has secured first mortgage indebtedness from Ladder Capital Finance, LLC. The following table outlines the terms of the debt financing incurred in connection with acquisitions of the CVS Properties II. The loan will be secured by a mortgage on all of the CVS Properties II.

Mortgage Debt Amount	Rate	Term

$33,068,100	6.55%(1)	five years

(1) Weighted average rate - interest rate on fee simple properties is 6.50%; interest rate on leasehold properties is 6.65%.

The net leases are guaranteed by CVS Caremark Corporation (“CVS”), a pharmacy services company, provides prescriptions and related healthcare services in the United States. CVS operates through two segments, Pharmacy Services and Retail Pharmacy. The Pharmacy Service segment provides a range of prescription benefit management services, including mail order pharmacy services, specialty pharmacy services, plan design and administration, formulary management, and claims processing. This segment serves primarily employers, insurance companies, unions, government employee groups, managed care organizations and other sponsors of health benefit plans, and individuals. As of December 31, 2008, the Pharmacy Services segment operated 58 retail specialty pharmacy stores, 19 specialty mail order pharmacies, and 7 mail service pharmacies located in 26 states of the United States, Puerto Rico, and the District of Columbia. The Retail Pharmacy Segment sells prescription drugs, over-the-counter drugs, beauty products and cosmetics, photo finishing, seasonal merchandise, greeting cards, and convenience foods through its pharmacy retail stores, and online. This segment also provides health care services. As of December 31, 2008, this segment operated 6,923 retail drugstores located in 41 states and the District of Columbia; and 560 retail health care clinics in 27 states. CVS was founded in 1892 and is headquartered in Woonsocket, Rhode Island.  CVS stock is listed on the New York Stock Exchange (NYSE: “CVS”), and has a credit rating of BBB+ by Standard & Poor’s.

CVS currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding CVS. are taken from such filings:

(Amounts in millions)	Nine Months Ended	For the Fiscal Year Ended
	September 30, 2009	Dec. 31, 2008	Dec. 29, 2007	Dec. 30, 2006
Consolidated Statements of Operations
Net revenues	$72,906.9	$87,471.9	$76,329.5	$43,821.4
Gross profit	14,811.9	18,290.4	16,107.7	11,742.2
Net earnings	2,646.2	3,212.1	2,637.0	1,368.9

	As of	As of the Fiscal Year Ended
	September 30, 2009	Dec. 31, 2008	Dec. 29, 2007	Dec. 30, 2006
Consolidated Balance Sheets
Total assets	$61,879.3	$60,959.9	$54,721.9	$20,574.1
Long-term debt	8,756.2	8,057.2	8,349.7	2,870.4
Shareholders’ equity	35,674.9	34,574.4	31,321.9	9,917.6

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST, INC.

Date: November 25, 2009	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors

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